VANGUARD WELLESLEY INCOME FUND
                     INVESTMENT ADVISORY AGREEMENT ADDENDUM

                             EFFECTIVE JULY 1, 2006

This Addendum amends Section 4 of the Investment Advisory Agreement dated July 1, 2005, between Vanguard Wellesley Income Fund (the "Fund") and Wellington Management Company, LLP ("Wellington") for the management of the Fund, as follows:

A.  Amendment

The following shall replace the first paragraph of Section 4 of the Agreement in its entirety:

7. Compensation of Advisor. For services rendered to this Agreement, the Fund shall pay to the Advisor at the end of each of the Fund's fiscal quarters, a Basic Fee calculated by applying a quarterly rate, based on the following annual percentage rates, to the average daily net assets of the Wellington Portfolio for the quarter:

------------------------------------- -------------------------------
         Average Net Assets               Annual Percentage Rate
------------------------------------- -------------------------------


In the event of termination of this Agreement, the fee provided in this Section for the period beginning on the first day of the then-current fiscal quarter and ending on the last business day on which this Agreement is in effect (the "Short Quarter") shall be calculated by applying the foregoing annual percentage rates to the average daily net assets of the Fund during the Short Quarter, dividing the result by four, and multiplying that figure by a ratio equal to the number of days in the Short Quarter divided by the total number of days in the full quarter.

B. Miscellaneous

Except as specifically amended hereby, all of the terms and conditions of the Investment Advisory Agreement are unaffected and shall continue to be in full force and effect and shall be binding upon the parties in accordance with its terms. In particular, and notwithstanding Section A of this Amendment, the performance adjustment will continue to be applied to an asset-base that is calculated using the average month-end net assets over the applicable performance period.

Wellington Management                    Vanguard Wellesley Income Fund
Corporation, LLP

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Signature                  Date           Signature                 Date


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